UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2013

Limoneira Company

(Exact name of registrant as specified in its charter)

Delaware	001-34755	77-0260692
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

1141 Cummings Road

Santa Paula, CA 93060

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (805) 525-5541

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant’s Business and Operations
Item 1.01	Entry into a Material Definitive Agreement

Packing House Expansion

On December 3, 2013, Limoneira Company (the “Company”) and NEXGEN Builders, Inc. (the “Contractor”) entered into a Construction Contract and Agreement, dated as of October 1, 2013, and the corresponding General Conditions of the Contract and Agreement (collectively, the “Construction Agreement”). Pursuant to the Construction Agreement, the Contractor will perform all design and construction services, and provide all material, equipment, tools and labor, necessary to complete a project described as “Packing House Expansion” located in County of Ventura, California, and an addition to an existing cold storage building to be used for upgrading the citrus packing operations. The Company will pay the Contractor a contract price consisting of the cost of work plus a fee equal to 5.65% of the cost of work (or a fee equal to 2% on equipment provided by the Company), subject to a guaranteed maximum price of approximately $9.3 million, which may be adjusted as the design process evolves and the final estimated cost of construction has been confirmed. The purchase price will be paid by the Company upon receipt of the Contractor’s submission of application for payment on a monthly basis. The construction work, which has a scheduled substantial completion date of May 1, 2015, is expected to commence in March 2014.

The foregoing description of the Construction Agreement is qualified in its entirety by reference to the full text of the Construction Agreement, a copy of which is filed herewith as Exhibits 10.1 and 10.2 and is incorporated herein by reference.

Sale of Sevilla Property in Santa Barbara County, California.

On November 29, 2013, the Company, through its subsidiary, Templeton Santa Barbara, LLC, a Nevada limited liability company (“Templeton”), entered into a Purchase and Sale Agreement and Escrow Instructions (the “Sevilla Sale Agreement”), with MI Land, LLC, a California limited liability company, or its assignee (“MI Land”), to sell its certain real and personal property known as Sevilla Property (the “Sevilla Property”) located in the City of Santa Maria (the “City”), County of Santa Barbara, California, for a total sale price of approximately $4.8 million. The Sevilla Property consists of approximately 10 acres of undeveloped land. The purchase price includes (i) a deposit of $250,000 paid in cash as escrow upon entry of the agreement, and (ii) a promissory note with a simple interest of 5% per annum, payable monthly, for the balance of the purchase price, secured by a first deed of trust on the Sevilla Property. The final due date of the promissory note will be the earlier of: (i) 30 days following final City approval of a tentative tract map for the Sevilla Property, or (ii) October 24, 2014. The transaction, which is subject to customary closing conditions and expected to close within 90 days after entry of the agreement, is estimated to generate net proceeds of approximately $4.7 million. After transaction costs, the Company estimates that it will incur a non-cash impairment charge of approximately $31,000. The Company intends to use the proceeds to reduce its debt and to make investments in the growth of its agribusiness and other strategic initiatives.

The foregoing description of the Sevilla Sale Agreement is qualified in its entirety by reference to the full text of the Sevilla Sale Agreement, a copy of which is filed herewith as Exhibit 10.3 and is incorporated herein by reference.

Sale of The Terraces at Pacific Crest Property in Santa Barbara County, California.

On November 29, 2013, the Company, through Templeton, entered into a Purchase and Sale Agreement and Escrow Instructions (the “Pacific Crest Sale Agreement”) with MI Land, to sell its certain real and personal property known as The Terraces at Pacific Crest (the “Pacific Crest Property”) located in the City, County of Santa Barbara, California, for a total sale price of approximately $3.5 million. The purchase price includes (i) a deposit of $250,000 paid in cash as escrow upon entry of the agreement, and (ii) a promissory note with a simple interest of 5% per annum, payable monthly, for the balance of the purchase price, secured by a first deed of trust on the Pacific Crest Property. The final due date of the promissory note will be the earlier of: (i) 30 days following final City approval of a tentative tract map for the Pacific Crest Property, or (ii) October 24, 2014. The Pacific Crest Property consists of approximately 8.36 acres of undeveloped land. The transaction, which is subject to customary closing conditions and expected to close within 90 days after entry of the agreement, is estimated to generate net proceeds of approximately $3.4 million. After transaction costs, the Company estimates that it will incur a non-cash impairment charge of approximately $63,000. The Company intends to use the proceeds to reduce its debt and to make investments in the growth of its agribusiness and other strategic initiatives.

The foregoing description of the Pacific Crest Sale Agreement is qualified in its entirety by reference to the full text of the Pacific Crest Sale Agreement, a copy of which is filed herewith as Exhibit 10.4 and is incorporated herein by reference.

Section 8	Other Events
Item 8.01	Other Events

On December 4, 2103, the Company issued a press release announcing its entry into the agreements to sell the Sevilla Property and the Pacific Crest Property, a copy of which is filed as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Section 9	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Construction Contract and Agreement, dated as of October 1, 2013, by and between Limoneira Company and NEXGEN Builders, Inc.

10.2	General Conditions of the Contract and Agreement, by and between Limoneira Company and NEXGEN Builders, Inc.

10.3	Purchase and Sale Agreement and Escrow Instructions, dated as of November 29, 2013, by and between Templeton Santa Barbara, LLC and MI Land, LLC, related to the sale of Sevilla Property

10.4	Purchase and Sale Agreement and Escrow Instructions, dated as of November 29, 2013, by and between Templeton Santa Barbara, LLC and MI Land, LLC, related to the sale of Pacific Crest Property

99.1	Press Release dated December 4, 2013, announcing sale of Sevilla Property and The Terraces at Pacific Crest Property

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2013
LIMONEIRA COMPANY

	By:	/s/ Joseph D. Rumley
Joseph D. Rumley
Chief Financial Officer, Treasurer and Corporate Secretary